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                                                    EXHIBIT 21.1


                              List of Subsidiaries



NU SKIN JAPAN COMPANY, LIMITED - a domesticated Delaware corporation with dual residence in the United States and Japan.


NU SKIN TAIWAN, INC. - a Utah corporation operating in Taiwan through a branch.


NU SKIN KOREA, INC. - a domesticated Delaware corporation with dual residence in the United States and Japan.


NU SKIN HONG KONG, INC. - a Utah corporation operating in Hong Kong through a branch.


NU SKIN PERSONAL CARE (THAILAND) LIMITED - a domesticated Delaware corporation with dual residence in the United States and Thailand.